                                                                     Exhibit 8.1



                                                    [       ], 2006



Focus Media Holding Limited
28-30/F, Zhao Feng World Trade Building
369 Jiangsu Road
Shanghai 200050
China


Ladies and Gentlemen:

     We have acted as United States counsel to Focus Media Holding Limited, an exempted company with limited liability under the laws of the Cayman Islands (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of the Registration Statement on Form F-3 initially filed with the Commission on ______, 2006 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to [ ] American depositary shares (the "ADSs") representing [ ] ordinary shares, par value $0.00005 per share (the "Shares"). The ADSs will be evidenced by American depositary receipts (the "ADRs") to be issued under the deposit agreement dated as of July 18, 2005, among the Company, Citibank N.A., as Depositary (the "Depositary"), and all holders and beneficial owners of ADSs evidenced by ADRs issued thereunder (the "Deposit Agreement").

     We have examined (i) the Registration Statement and (ii) the Deposit Agreement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have further assumed that all transactions relating to the ADRs will be carried out in accordance with the terms of the Deposit Agreement and related documents.

     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, and in the Registration Statement, we hereby confirm our opinion set forth in the prospectus contained in the Registration Statement under the caption "Taxation -- United States Federal Income Taxation."

     We do not express any opinion herein concerning any law other than the federal tax law of the United States.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the headings "Taxation -- United States Federal Income Taxation" and "Legal Matters" in the prospectus contained in the Registration Statement.


                                            Very truly yours,



                                            SIMPSON THACHER & BARTLETT LLP